Exhibit 99.1

Resignation letter of Noriyuki Kanayama dated August 30, 2006

                                Noriyuki Kanayama

August 30th, 2006

Loic R. Humphreys
Director, Entertainment Is Us, Inc.

Dear Loic:

I have decided that it is in the best interests of Entertainment Is Us, Inc. (the "Company") and its stockholders that I resign effective today from all of my positions with the Company, including as Chairman, Chief Executive Officer and a director of the Company. I will retain my positions with Sankyo Corporation.

You and I recently received the Japanese legal counsel's opinion that raises serious questions about the validity and effectiveness of the share exchange transaction between Sankyo and the EIUS Nevada corporation under Japanese law. If this opinion is correct, than the Company did not acquire Sankyo.

My wife and I are committed to finding a solution to this issue in order to cause Sankyo to become a subsidiary of the Company or to otherwise cause the Company to own all of the assets of Sankyo. I feel that in these circumstances, I should step down so that you can best pursue a solution as an independent director on behalf of the stockholders of the Company. Of course, my wife and I will do all we can to cooperate with your efforts.

I hope this change will be temporary and that I can again join the Board of Director of the Company once its current issues have been resolved.

Sincerely

/S/ Noriyuki Kanayama